Exhibit 99.1

For Immediate Release: January 7, 2008, 4:01 pm EST

Media Contact, Genzyme	Investor Contact, Genzyme
Erin Emlock	Sally Curley
(617) 768-6923	(617) 768-6140

Contact, Isis
Kate Corcoran
(760) 603-2712

Genzyme and Isis Announce Strategic Alliance

Including Exclusive Worldwide License of Mipomersen

Breakthrough, Potential Blockbuster Product for

High Risk Cardiovascular Patients

CAMBRIDGE, Mass. and CARLSBAD, Calif. – Genzyme Corp. (Nasdaq: GENZ) and Isis Pharmaceuticals, Inc. (Nasdaq: ISIS) announced today that they have entered a major strategic alliance in which Genzyme will develop and commercialize mipomersen, Isis’ lipid-lowering treatment for high risk cardiovascular patients that utilizes novel antisense technology.  As part of the strategic relationship, Genzyme will also have preferred access to future Isis drugs for CNS and certain rare diseases.  The companies will host a webcast conference call today at 5:15 pm EST (2:15 pm PST) to discuss the transaction.

Genzyme will pay Isis $150 million to purchase five million shares of Isis common stock for $30 per share upon Hart-Scott-Rodino clearance.  Upon completion of final contracts, Genzyme will pay Isis a $175 million up-front mipomersen license fee.  In addition to this initial $325 million, Isis has the potential to receive significant milestone payments for mipomersen, which is currently in phase 3 trials.  Once the product is launched, the two companies will share profits.

“This alliance is an excellent strategic fit for Genzyme’s business model and culture,” said Henri A. Termeer, Genzyme’s chairman and chief executive officer.  “Mipomersen is an innovative approach to addressing a real unmet medical need, and we believe it could prove to be the most effective lipid-lowering agent for high risk patients for whom conventional therapies are not sufficient.  This potential blockbuster is a very Genzyme-like product.  It provides significant benefit over the standard of care, targets a well-defined and severely ill patient population, and offers meaningful revenue and earnings potential.”

“We feel that Genzyme is the perfect partner for Isis and for mipomersen,” said Stanley Crooke, chairman, president and chief executive officer of Isis.  “We have been very pleased with the quality and depth of interest in this flagship drug in our cardiovascular pipeline, and as we evaluated the licensing terms from various parties, we felt that Genzyme would value mipomersen appropriately as a pipeline-transforming product.  This commitment to mipomersen, along with Genzyme’s strength in drug development and marketing, made this relationship strategically compelling.”

Mipomersen License

Mipomersen, formerly ISIS 301012, is a lipid-lowering drug targeting apolipoprotein B-100.  Currently in phase 3 development, mipomersen has been shown in phase 2 trials to reduce cholesterol and other atherogenic lipids more than 40 percent beyond reductions achieved with current standard lipid-lowering drugs, enabling more patients to achieve lipid targets.  These trials have shown that the treatment is well-tolerated, has a strong safety profile, and works equally well in the presence and absence of other lipid lowering therapies including statins.   A weekly injectable therapeutic, mipomersen is being developed primarily for patients at significant cardiovascular risk who are unable to achieve target cholesterol levels with statins alone or who are intolerant of statins.  The drug has strong, broad patent protection.

Mipomersen’s initial indication will be for patients with familial hypercholesterolemia (FH), with an anticipated filing in 2009.  There are approximately 1.5 million people in the United States and Europe with FH, an inherited disorder that causes exceptionally high levels of LDL-cholesterol.  After appropriate clinical development, the next indication pursued for mipomersen will be for other patients with high cholesterol at high risk of cardiovascular events.

Deal Terms

Isis will transition development responsibility for mipomersen to Genzyme over the next two years.  In addition to the up-front payment, Isis also has the opportunity to receive from Genzyme up to $825 million in development and regulatory milestone payments plus up to $750 million in commercial milestone payments.

Genzyme and Isis will share mipomersen profits 50/50 when annual worldwide revenues reach $2 billion or more.  The profit share begins with a 70/30 Genzyme/Isis split and reaches 50/50 on a sliding scale as annual revenues ramp up to $2 billion.

“Genzyme is reconfirming its 2008 and five-year earnings guidance, and we will manage the financial impact of this agreement within our previously stated goal of 20 percent compound annual growth in non-GAAP earnings per share through 2011,” noted Mr. Termeer.

“We believe the profit sharing transaction we have structured with Genzyme is uniquely beneficial to Isis,” added Dr. Crooke.  “It allows us to benefit in the short term and over time through upfront licensing fees and milestones, while retaining substantial economic participation in the commercialization of the drug.  We look forward to working with Genzyme on mipomersen as well as potentially on drugs for CNS and certain rare diseases.”

Closure of the transaction is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act.

About Familial Hypercholesterolemia (FH)

FH patients have high blood concentrations of LDL-cholesterol due to a genetic disorder which prevents proper metabolism of LDL-cholesterol.  These patients experience a markedly increased risk of premature cardiovascular diseases (CVD) and CVD-related death.  Familial hypercholesterolemia can be present in two forms: homozygous (hoFH), where the same defective gene is inherited from both parents, or heterozygous (heFH), where the defective gene is inherited from only one parent so that some function is preserved. The homozygous form is a very rare condition estimated to affect approximately one in a million people.  Children with hoFH are at high risk for early coronary events and sudden death as young as age one.  HeFH is more common, with a prevalence of approximately one in 500, and patients with heFH also experience elevated LDL-cholesterol and are at high risk for early coronary events.  For undiagnosed or untreated heFH, the cumulative risk of a coronary heart disease (CHD) by age 60 years is 60-85% among men and 30-50% among women, with a mean age of onset of approximately 47 years.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 10,000 employees in locations spanning the globe and 2006 revenues of $3.2 billion. In 2007, Genzyme was chosen to receive the National Medal of Technology, the highest honor awarded by the President of the United States for technological innovation. In 2006 and 2007, Genzyme was selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in nearly 90 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as immune disease, infectious disease and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.

About Isis Pharmaceuticals, Inc.

Isis is exploiting its expertise in RNA to discover and develop novel drugs for its product pipeline and for its partners.  The Company has successfully commercialized the world’s first antisense drug and has 18 drugs in development.  Isis’ drug development programs are focused on treating cardiovascular and metabolic diseases.  Isis’ partners are developing drugs for a wide variety of diseases.  Ibis Biosciences, Inc., Isis’ wholly owned subsidiary, is developing and commercializing the Ibis T5000™ Biosensor System, a revolutionary system to identify infectious organisms.  Isis is a joint owner of Regulus Therapeutics LLC, a joint venture focused on the discovery, development and commercialization of microRNA therapeutics.  As an innovator in RNA-based drug discovery and development, Isis is the owner or exclusive licensee of over 1,500 issued patents worldwide.  Additional information about Isis is available at www.isispharm.com.

Genzyme Safe Harbor Statement

This press release contains forward-looking statements, including the statements regarding anticipated approval under the Hart-Scott-Rodino Act and the anticipated completion of phase 3 development.  These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the ability of the parties to receive approval for the transaction under the Hart-Scott-Rodino Act, the ability of the parties to complete phase 3 development and the risks and uncertainties described in reports filed by Genzyme with the Securities and

Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Risk Factors” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Genzyme Quarterly Report on Form 10-Q for the quarter ending September 30, 2007.  Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise the statements.

Genzyme® is a registered trademark of Genzyme Corporation. All rights reserved.

Isis Safe Harbor Statement

This release includes forward-looking statements regarding Isis’ strategic alliance with Genzyme Corp., the development and commercialization potential of mipomersen for cardiovascular disease, and Isis’ research and development opportunities in disease areas including CNS and certain rare diseases.  Any statement describing Isis’ goals, expectations, financial or other projections, intentions or beliefs is a forward-looking statement and should be considered an at-risk statement, including those statements that are described as Isis’ goals.  Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics, and in the endeavor of building a business around such products.  Isis’ forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements.  Although Isis’ forward-looking statements reflect the good faith judgment of its management, these statements are based only on facts and factors currently known by Isis.  As a result, you are cautioned not to rely on these forward-looking statements.  These and other risks concerning Isis’ programs are described in additional detail in Isis’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly report on Form 10-Q for the quarter ended September 30, 2007, which are on file with the SEC.  Copies of these and other documents are available from the Company.

Isis Pharmaceuticals is a registered trademark of Isis Pharmaceuticals, Inc.  Ibis Biosciences and Ibis T5000 are trademarks of Ibis Biosciences, Inc.  Regulus Therapeutics is a trademark of Regulus Therapeutics LLC.

Conference Call Information

Genzyme and Isis will host a webcast conference call today at 5:15 pm EST (2:15 pm PST) to discuss the transaction.  To access the call, log on to either company’s web site or dial 888-323-5253 (U.S.) / 210-234-0009 (International) and reference passcode: Genzyme.  A replay of the webcast will be available until January 14th by dialing 203-369-3526.

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